Fourth Quarter / Year End 2013
FINANCIAL RESULTS CONFERENCE CALL

March 3, 2014





FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts and, if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the transaction;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire income generating assets;
- The outcome of litigation or disputes; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

PDL To Continue Operations

- Announced in January the board's decision for PDL to continue operations post the Queen et. al. patent expiration date
- Objective is to continue creating tangible value (dividends) for our shareholders
- Given successes to date in acquiring income generating assets, PDL will continue operations as well as the strategy to pursue additional assets
- Approximately $550 million has been deployed with this strategy to date

PDL to Pay Quarterly Dividends in 2014

- Will pay quarterly dividends to our shareholders again this year
- Sixth consecutive year
- Returning tangible value to our shareholders through dividends is a high priority for us
- PDL is the highest dividend-yielding company among biotech / pharma companies
- Will pay quarterly dividends of 15¢ to shareholders of record

Agreement Reached with Roche and Genentech

- Pleased to announce settlement agreement with Roche and Genentech to resolve all outstanding legal disputes between two companies
- Royalty rate reflects an increase over historical rates
- There is now certainty around the period for which we will continue to receive royalties
- Effective retroactively to August 15, 2013, Genentech will pay a fixed royalty rate of 2.125 percent on worldwide sales of Avastin®, Herceptin®, Lucentis®, Xolair®, Kadcyla® and Perjeta®, as compared to the previous tiered royalty rate in the U.S and the fixed rate on all ex-U.S based manufactured and sold licensed products
- Genentech will pay these royalties on all worldwide sales of Avastin, Herceptin, Xolair, Perjeta and Kadcyla occurring on or before December 31, 2015
- With respect to Lucentis, Genentech will owe no royalties on U.S. sales occurring after June 30, 2013, and will pay a royalty of 2.125 percent on all ex-U.S. sales occurring on or before December 28, 2014
- Pursuant to a separate agreement, Roche Glycart agreed that Gazyva® is a licensed product. The royalty term and royalty rate for Gazyva remain unchanged from the existing license agreement pertaining thereto

PDL BioPharma

$75 Million Debt Financing with Paradigm Spine

- Completed senior secured debt financing transaction earlier this month
- Paradigm to receive $75 million-- $50 million upon signing and $25 million in two equal tranches upon completion of milestones
- Proceeds to be used to pay off existing credit facility and to expand domestic commercial operations
- Paradigm's landmark coflex® interlaminar stabilization device is sold in more than 50 countries

Senior Secured Financing

PARADIGM SPINE
the movement in spine care

$75,000,000
February 2014

PDL BioPharma

Transaction Scorecard

Current Investments:

Senior Secured Financing PARADIGM SPINE $75,000,000 February 2014	Senior Secured Financing DIRECT FLOW MEDICAL INC. $50,000,000 November 2013	Senior Secured Financing DURATA THERAPEUTICS $70,000,000 October 2013
Royalty Acquisition Depomed $240,500,000 October 2013	Senior Secured Financing LENSAR $60,000,000 October 2013	Senior Secured Financing/ Royalty Transaction AVINGER $40,000,000 April 2013
Royalty Transaction/ Senior Secured Financing Wellstat Diagnostics, LLC $44,000,000 November 2012	Royalty Transaction/ Senior Secured Financing AxoGen $20,800,000 October 2012	

Concluded Investments:

Senior Secured Financing MERUS LABS $55,000,000 July 2012

- 10 Transactions to date
- $368MM deployed in 2013
- $546MM deployed to date
- 1 Matured Transaction (Merus Labs)

PDL BioPharma

Reduction of Principal in 2.875% Converts

- Entered into exchange and purchase agreements for ~$131.7 million of principal outstanding of the existing 2.875 Convertible Notes due in February 2015 in return for 20.3 million shares and $34.2 million in cash.
- Conversion rate in these Notes adjusted to reduce the conversion rate on each quarterly dividend payment.
- Reduces principal outstanding from ~$180 million to ~$48 million.

PDL BioPharma

$300 Million Offering of Convertible Notes Completed

- 4.00% Convertible Senior Notes
- Due February 1, 2018
- Net share settle
- Note hedge and warrant hedge transaction increases conversion price to $10.36
- The conversion rate is subject to increase under certain circumstances, but will not be increased if regular quarterly cash dividends paid by us do not exceed $0.15 per share
- Net proceeds were $290.3 million, of which $19.5 million was used for the net cost of the note hedge transaction

Fourth Quarter and Year Ended December 31, 2013 Overview

(In thousands, except per share amounts)	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Year Ended December 31, 2013	Year Ended December 31, 2012
Revenues	$ 110,143	$ 86,046	$ 442,921	$ 374,525
Cost of royalty revenues	5,637	-	5,637	-
G&A expenses	7,861	7,732	29,755	25,469
Operating expenses	13,498	7,732	35,392	25,469
Operating income	96,645	78,314	407,529	349,056
Interest and other income, net	7,500	4,728	19,218	7,113
Interest expense	(6,702)	(5,950)	(24,871)	(29,036)
Income before income taxes	97,443	77,092	401,876	327,133
Income tax expense	36,351	27,684	137,346	115,464
Net income	$ 61,092	$ 49,408	$ 264,530	$ 211,669
Net income per share - Basic	$ 0.44	$ 0.35	$ 1.89	$ 1.52
Net income per share - Diluted	$ 0.39	$ 0.34	$ 1.66	$ 1.45

	December 31, 2013	December 31, 2012
Cash, cash equivalents and investments	$ 99,540	$ 148,689
Total notes receivable	$ 193,853	$ 93,208
Total intangible asset	$ 235,677	$ -
Total assets	$ 543,955	$ 279,966
Total term loan payable	$ 74,397	$ -
Convertible notes payable	$ 320,883	$ 309,952
Total stockholders's equity (deficit)	$ 113,489	$ (68,122)

PDL BioPharma

PDL BioPharma®

QUESTION AND ANSWER SESSION





